FIRST SUNAMERICA LIFE INSURANCE COMPANY
                 FS VARIABLE ANNUITY ACCOUNT TWO
 ________________________________________________________________

         SUPPLEMENT TO VISTA CAPITAL ADVANTAGE PROSPECTUS
                    DATED DECEMBER 27, 1996


The ANNUAL TRUST EXPENSE table under the section entitled "Fee Tables" on page 10 is replaced with the following:

                     ANNUAL TRUST EXPENSES
       (as a percentage of average net assets for the Trust's fiscal year ended August 31, 1996):

                                   ADVISORY FEE         ADMINISTRATION FEE                      TOTAL ANNUAL
                               (AFTER WAIVER OF FEE)   (AFTER WAIVER OF FEE)   OTHER EXPENSES     EXPENSES
                               ---------------------   ---------------------   --------------   ------------
International Equity.........          0.00%                   0.00%                1.10%           1.10%
Capital Growth...............          0.00%                   0.00%                 .90%            .90%
Growth and Income............          0.00%                   0.00%                 .90%            .90%
Asset Allocation.............          0.00%                   0.00%                 .85%            .85%
U.S. Government Income.......          0.00%                   0.00%                 .80%            .80%
Money Market.................          0.00%                   0.00%                 .55%            .55%

---------------
*Reflects current waiver arrangements to maintain Total Annual Expenses at the levels indicated above. Absent such waivers, the Advisory Fee for the International Equity, Capital Growth, Growth and Income, Asset Allocation, U.S. Government Income and Money Market Portfolios would be 0.80%, 0.60%, 0.60%, 0.55%, 0.50% and 0.25%, respectively, and Total Annual Expenses for the International Equity, Capital Growth, Growth and Income, Asset Allocation, U.S. Government Income and Money Market Portfolios would be 4.22%, 1.97%, 1.98%, 2.33%, 1.79% and 1.74%, respectively.


    THE ABOVE EXPENSES FOR THE UNDERLYING FUNDS WERE PROVIDED BY THE
       TRUST.  NEITHER THE COMPANY NOR THE SEPARATE ACCOUNT HAVE
        INDEPENDENTLY VERIFIED THE ACCURACY OF SUCH INFORMATION.





Date: December 30, 1996






            Please keep this Supplement with your prospectus